Exhibit 99.1

GFI Group Inc. Announces Fourth Quarter and Full Year 2008 Results;

Declares Quarterly Cash Dividend

•                  Fourth Quarter

•                  GAAP Revenues: $196.2 Million ; Non-GAAP Revenues $210.9 Million
•                  GAAP Net Income: $0.2 Million or $0.00 per Diluted Share
•                  Non-GAAP Net Income: $10.7 Million or $0.09 per Diluted Share

•                  Full Year

•                  GAAP Revenues: $1.02 Billion; Non-GAAP Revenues: $1.04 Billion
•                  GAAP Net Income: $53.1 Million or $0.44 per Diluted Share
•                  Non-GAAP Net Income: $94.7 Million or $0.79 per Diluted Share

•                  Board of Directors Declares Quarterly Cash Dividend of $0.05 per Share

New York,  February 19, 2009 — GFI Group Inc. (Nasdaq: GFIG), an inter-dealer brokerage, market data, trading platform and analytical software provider for global cash and derivative markets, today announced financial results for the fourth quarter and year ended December 31, 2008.

Highlights

•                  Total revenues for the fourth quarter of 2008 were $196.2 million, and included a $14.6 million mark-to-market unrealized loss on forward hedges of future foreign currency revenues. Excluding this loss, non-GAAP revenues were $210.9 million for the fourth quarter of 2008.  In the fourth quarter of 2007, total GAAP and non-GAAP revenues were $247.4 million and $248.0 million, respectively.

•                  Brokerage revenues for the fourth quarter of 2008 declined to $193.8 million from $238.2 million in the fourth quarter of 2007.  While equity product revenues increased 3% over the fourth quarter of 2007, credit, financial and commodity product revenues decreased 21%, 37% and 30%, respectively.  Within credit products, a 61% increase in corporate and sovereign fixed income revenues was offset by a 47% decrease in credit derivative revenues, compared with the fourth quarter of 2007.

•                  In the fourth quarter of 2008, compensation and employee benefits expense was 70.1% of total revenues compared with 61.1% of revenues in the fourth quarter of 2007.  On a non-GAAP basis, compensation and employee benefits expense as a percentage of revenues was 65.2% in the fourth quarter of 2008 compared with 60.9% in the fourth quarter of 2007.

•                  Non-compensation expense as a percentage of revenues was 30.1% for the fourth quarter of 2008 compared with 24.7% in the fourth quarter of 2007. On a non-GAAP basis, non-compensation expense as a percentage of revenue was 27.3% in the fourth quarter of 2008 compared with 23.4% in the fourth quarter of 2007.

•                  Net income for the fourth quarter of 2008 was $0.2 million, or $0.00 per diluted share compared with net income of $25.2 million, or $0.21 per diluted share, in the fourth quarter of 2007.  On a non-GAAP basis, net income for the fourth quarter of 2008 was $10.7 million, or $0.09 per diluted share, compared with $26.0 million, or $0.22 per diluted share, for the fourth quarter of 2007.

•                  For the full year 2008, total revenues increased 5% to $1.02 billion from $970.5 million in 2007.  Net income for 2008 was $53.1 million or $0.44 per diluted share compared to $94.9 million, or $0.80 per diluted share for full year 2007.  On a non-GAAP basis, total revenues for 2008 rose 7% to $1.04 billion while net income was $94.7 million or $0.79 per diluted share compared with $100.3 million or $0.84 per diluted share for full year 2007.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “While market volatility normally benefits GFI, the extreme market volatility and dislocation that followed the Lehman Brothers bankruptcy in September severely impacted trading conditions in our derivative markets in the fourth quarter. This period was marked by tight credit conditions, far-reaching government intervention in global banks, and contraction and deleveraging by dealers and hedge funds.  Substantial declines in share prices and asset and index values reduced GFI’s revenues in certain European products where our commissions are based on notional values rather than volumes. Additionally, we reduced the number of our brokerage desks and personnel in the fourth quarter due to the restructuring initiative announced in October.  As a result of these and other factors, we saw reduced trading across many of our asset classes, especially in November and December.  Our results were also affected by unfavorable foreign currency exchange rates. In total, our brokerage revenues in the fourth quarter of 2008 were 19% lower than the fourth quarter of 2007, although full year 2008 brokerage revenues rose 3% over 2007.

“We experienced a decline in revenues in each product category in the fourth quarter with the exception of equity products, which increased 3% over the fourth quarter of 2007, and were our largest product category at 38% of fourth quarter brokerage revenues. The growth in equity products, in which we have made a determined investment over the past few years, came from both cash equities and equity derivatives.  For the year, revenues from equity products increased 22% from 2007.

“Our revenues from credit products were 21% lower than the fourth quarter of 2007, despite a 61% increase in revenues from fixed income products.  This growth was more than offset by a 47% decline in credit derivative revenues.  For the full year our credit product revenues were down only 4% over 2007 on a GAAP basis, and virtually even with the prior year on a non-GAAP basis.

“Financial product revenues declined 37% from the fourth quarter of 2007 due to less trading in emerging market interest rate, currency and exotic derivatives.  Dealers scaled back their trading operations in Asia and other emerging markets that had been a growth area for us in past quarters.  Full year revenues from financial products were down 7% from 2007 due, in part, to the transfer of our global U.S. dollar interest rate swaps business in March and the restructuring initiative implemented in the fourth quarter.

“Commodity product revenues decreased 30% from the fourth quarter of 2007, but were flat for the full year 2008 compared to the full year 2007.  The fourth quarter was impacted by the significant decline of the Baltic Dry Freight Index in October, which substantially reduced our dry freight revenues in Europe and Asia compared with the fourth quarter of 2007.  North American and European energy product revenues also declined due, in part, to customer deleveraging.

“Employee compensation and benefit expenses are the largest component of our costs.  While they decreased 9% from the fourth quarter of 2007, they increased as a percentage of total revenues from the prior year’s fourth quarter. This resulted from several factors, including substantially lower revenues, unfavorable foreign exchange rates and the $14.6 million unrealized foreign currency hedge loss.  It also resulted from the continuing impact of the expense incurred earlier last year to re-staff our New York credit desks, a shift in our revenue mix to lower margin products, and the lag that occurs between rapid revenue decline and our ability to restructure operations to reduce costs.  The balance of our expenses also increased as a percentage of revenues compared with the fourth quarter of 2007, mainly due to the effect of lower revenues.  Although we continue to focus on controlling costs and anticipate some additional benefits from our recent restructuring initiative, we expect our clearing costs to remain at higher levels for some time as our cash equities and fixed income businesses continue to expand in relation to our other brokerage products.

“Current market conditions continue to be challenging.  As a result, we expect our brokerage revenues in the first quarter of 2009 to decline by approximately 34% to 37% and total revenues to decline by approximately 32% to 35% from the record levels achieved in the first quarter of 2008.

“Global government efforts to restore faith in the financial markets may be having some beneficial effect.  There are preliminary signs that some trading volumes may be stabilizing and establishing a sustainable base.  It is upon that base that we expect to re-establish our growth.  The diversity of our products and our global reach position us to capture market opportunities as they emerge.  We have moved existing staff and added strategic hires in all regions to capitalize on the shift in market demand for cash equities and fixed income products.  The recent high levels of volatility have resulted in less market liquidity and wider spreads, underscoring the value of our hybrid approach of coupling skilled voice brokerage with proprietary electronic execution.  I expect that eventually the volatility levels will subside somewhat to levels that will benefit growth in overall trading volumes.

“We are closely involved in the rapid evolution of the OTC derivatives markets in the U.S. and Europe. We believe that GFI can be a beneficiary of well-crafted legislative and regulatory initiatives requiring greater transparency, appropriate centralized clearing and increased regulatory oversight and GFI supports effective legislation in furtherance of these objectives.

Mr. Gooch concluded: “Despite the substantial challenges in the second half of 2008 and the dramatic changes in our operating environment, we achieved record revenues for the full year, surpassing the billion dollar mark for the first time. We ended the year profitable, with a strong balance sheet and cash position, which increased by over $100 million.  This strength and our positive cash flow will continue to support our strategy and provides us with important flexibility to respond to future challenges and opportunities. We are also pleased to declare a quarterly cash dividend of $0.05 per share and remain fully focused on restoring and building value, as we have done over the past 21 years.”

Revenues

For the fourth quarter of 2008, total revenues decreased to $196.2 million, including the $14.6 million mark-to-market unrealized loss on forward hedges of future foreign currency revenues. This compares with total revenues of $247.4 million in the fourth quarter of 2007.   On a non-GAAP basis, which excludes the unrealized hedge loss, total revenues decreased to $210.9 million in the fourth quarter of 2008 from $248.0 million in the fourth quarter of 2007.

Brokerage revenues in the fourth quarter of 2008 declined 19% to $193.8 million from the fourth quarter of 2007.  While equity product revenues increased 3% over the fourth quarter of 2007, credit, financial and commodity product revenues decreased 21%, 37% and 30%, respectively, compared with the prior year fourth quarter.  Within credit products, a 61% increase in corporate and sovereign fixed income revenues was offset by 47% lower credit derivative revenues, compared with the 2007 fourth quarter.

Revenues from analytics, software, trading platform and data products for the fourth quarter of 2008 increased 164% to $12.8 million from the same period of 2007 and included a $7.3 million contribution from Trayport Limited, acquired by the Company on January 31, 2008.

By geographic region, fourth quarter 2008 brokerage revenue decreased 23% in EMEA, 8% in the Americas and 44% in Asia-Pacific compared with the fourth quarter of 2007.

Expenses

For the fourth quarter of 2008, compensation and employee benefit expense decreased 9% to $137.6 million, or 70.1% of total revenues.  For the fourth quarter of 2007, compensation and employee benefit expense was $151.0 million, or 61.1% of total revenues.  On a non-GAAP basis, compensation and employee benefits expense was 65.2% of total revenues in the fourth quarter of 2008 compared with 60.9% in the fourth quarter of 2007.

Non-compensation expense for the fourth quarter of 2008 declined 3% to $59.0 million or 30.1% of total revenues compared with $61.0 million or 24.7% of total revenues in the fourth quarter of 2007.  On a non-GAAP basis, non-compensation expense was 27.3% of total revenue in the fourth quarter of 2008 versus 23.4% in the fourth quarter of 2007.

The effective tax rate for 2008 was 36.0% compared to 38.0% for 2007, excluding the one time benefit of $1.4 million related to a non-operating adjustment for the recognition of a tax benefit.

Earnings

Net income for the fourth quarter of 2008 was $0.2 million, or $0.00 per diluted share on a GAAP basis, which includes the mark-to-market unrealized loss on forward foreign currency hedges in the quarter equivilent to $0.08 per diluted share. This compares with net income of $25.2 million, or $0.21 per diluted share, in the fourth quarter of 2007.  On a non-GAAP basis, net income for the fourth quarter of 2008 was $10.7 million, or $0.09 per diluted share, compared with $26.0 million or $0.22 for the fourth quarter of 2007. Per share amounts for the fourth quarter of 2007 have been adjusted to reflect the Company’s 4-for-1 stock split effective March 31, 2008.

Full Year Results

Total revenues for the year ended December 31, 2008 increased 5% to $1.02 billion from $970.5 million for 2007.  Net income for the full year 2008 was $53.1 million, or $0.44 per diluted share, compared with $94.9 million, or $0.80 per diluted share, for 2007.  On a non-GAAP basis, revenues for 2008 increased 7% to $1.04 billion, while net income was $94.7 million, or $0.79 per diluted share, compared with non-GAAP revenues of $971.1 million and net income of $100.3 million, or $0.84 per diluted share, for 2007.

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  The non-GAAP financial measures used by GFI include non-GAAP revenues, non-GAAP net income and non-GAAP diluted earnings per share.  These non-GAAP financial measures currently exclude amortization of acquired intangibles and certain other items that management views as non-operating or non-recurring from the Company’s statement of income as detailed below.

In addition, GFI may consider whether other significant non-operating or non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.  GFI’s management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes.  Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results.  GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Set forth below is specific detail regarding items excluded in our non-GAAP financial measures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

In the fourth quarter of 2008, the difference between GAAP and non-GAAP revenue was $14.6 million and the difference between GAAP and non-GAAP net income was $10.5 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of a $14.6 million mark-to-market unrealized loss on forward hedges of future foreign currency revenues;

•                  The exclusion of $1.4 million of amortization on all acquired intangible assets;

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $5.5 million.

For full year 2008, the difference between GAAP and non-GAAP revenues was $24.2 million and the difference between GAAP and non-GAAP net income was $41.6 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of a $14.6 million mark-to-market unrealized loss on forward hedges of future foreign currency revenues;

•                  The exclusion from revenues of a $9.6 million charge for unsettled trades directly related to the Lehman Brothers bankruptcy;

•                  The exclusion of $5.3 million of amortization on all acquired intangible assets;

•                  The exclusion of $1.8 million in expenses related to discontinued merger discussions;

•                  The exclusion of items related to the relocation of the Company’s New York offices to larger premises completed in third quarter of 2008, including:

•                  $2.5 million of duplicate rent expense,

•                  $2.7 million of accelerated depreciation expense related to assets to be abandoned, and

•                  $7.8 million of costs related to the abandonment of and move from our previous headquarters

•                  The exclusion of $3.5 million of reduced compensation expenses related to the Lehman Brothers bankruptcy;

•                  The exclusion of $20.9 million related to the Company’s restructuring initiatives, including:

•                  $14.5 million for costs relating to desk closings and other restructuring charges, and

•                  $6.4 million adjustment related to deferred compensation expense;

•                  The exclusion of a $3.1 million write-off of an investment in an unconsolidated affiliate; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $23.4 million.

In the fourth quarter of 2007, the difference between GAAP and non-GAAP revenues was $0.6 million and the difference between GAAP and non-GAAP net income was $0.8 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of a $0.6 million mark-to-market unrealized loss on forward hedges of future foreign currency revenues;

•                  The exclusion of $0.7 million of amortization on all acquired intangible assets;

•                  The exclusion of items related to the planned relocation of the Company’s New York offices to larger premises scheduled for the third quarter of 2008, including:

•                  $0.8 million of duplicate rent expense; and

•                  $1.4 million of accelerated depreciation expense related to assets to be abandoned;

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $1.3 million; and

•                  Income tax expense was also increased an additional $1.4 million in order to exclude the recognition of a tax benefit for which a reserve was previously established.

For full year 2007, the difference between GAAP and non-GAAP revenues was $0.6 million, and the difference between GAAP and non-GAAP net income was $5.5 million for the period and reflected the exclusion for non-GAAP purposes of:

•                  The exclusion from revenues of a $0.6 million mark-to-market unrealized loss on forward hedges of future foreign currency revenues;

•                  The exclusion of $3.3 million of amortization on all acquired intangible assets;

•                  The exclusion of $0.8 million of payroll-related taxes in the UK on the exercise of stock options by a former Company executive in connection with his departure from the Company;

•                  The exclusion of items related to the planned relocation of the Company’s New York offices, including:

•                  $1.6 million accrual for lease termination costs;

•                  $1.9 million of duplicate rent expense; and

•                  $2.9 million of accelerated depreciation expense related to assets to be abandoned;

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $4.3 million; and

•                  Income tax expense was also increased an additional $1.4 million in order to exclude the recognition of a tax benefit for which a reserve was previously established.

Dividend Declaration

The Board of Directors of GFI Group has declared a quarterly cash dividend of $0.05 per share payable on March 31, 2009 to shareholders of record on March 17, 2009.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. (Eastern Time) on Friday, February 20, 2009 to review its fourth quarter 2008 financial results and business outlook. Those wishing to listen to the live conference call via telephone should dial 800-295-4740 in North America, passcode 73245214 and +1 617-614-3925 in Europe, same passcode.  A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the Investor Relations page at http://www.gfigroup.com.  Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (http://www.GFIgroup.com) is a leading inter-dealer broker specializing in over-the-counter derivatives products and related securities. GFI Group Inc. provides brokerage services, market data, trading platform and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,700 people with additional offices in London, Paris, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Dubai, Tel Aviv, Calgary, Englewood (NJ) and Sugar Land (TX).  GFI provides services and products to over 2,100 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFI™, GFInet®, CreditMatch®, GFI ForexMatch®, EnergyMatch®, FENICS®, Starsupply®, Amerex®, and Trayport®.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: acquisitions by us of businesses or technologies; economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Chris Ann Casaburri

Investor Relations Manager

212-968-4167

chris.casaburri@gfigroup.com

Media Contact:

GFI Group Inc.

Alan Bright

Public Relations Manager

011-44-20-7877-8049

alan.bright@gfigroup.co.uk

-  FINANCIAL TABLES FOLLOW –

=IR=

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
REVENUES:
Brokerage revenues:
Agency commissions	$143,556	$186,827	$757,310	$749,223
Principal transactions	50,272	51,366	206,669	188,254
Total brokerage revenues	193,828	238,193	963,979	937,477
Software, analytics and market data	12,800	4,850	51,250	19,522
Contract revenue	28	—	86	215
Interest income	1,669	2,726	8,617	9,714
Other income/(loss)	(12,089)	1,590	(8,429)	3,613
Total revenues	196,236	247,359	1,015,503	970,541

EXPENSES:
Compensation and employee benefits	137,583	151,020	665,973	604,847
Communications and market data	12,245	11,538	47,810	44,622
Travel and promotion	8,897	13,057	45,756	41,992
Rent and occupancy	5,363	6,132	33,705	23,661
Depreciation and amortization	7,827	6,992	31,390	24,686
Professional fees	6,081	5,539	26,200	17,899
Clearing fees	9,706	10,200	43,420	32,732
Interest	3,993	1,522	14,334	7,076
Other expenses	4,847	6,023	23,870	22,155
Contract costs	46	—	68	133
Total expenses	196,588	212,023	932,526	819,803

(LOSS)/INCOME BEFORE (BENEFIT FROM)/PROVISION FOR INCOME TAXES	(352)	35,336	82,977	150,738

(BENEFIT FROM)/PROVISION FOR INCOME TAXES	(544)	10,128	29,871	55,880

NET INCOME	$192	$25,208	$53,106	$94,858

Basic earnings per share	$0.00	$0.21	$0.45	$0.81
Diluted earnings per share	$0.00	$0.21	$0.44	$0.80

Weighted average shares outstanding - basic	118,425,796	117,656,483	117,966,596	116,595,920

Weighted average shares outstanding - diluted	119,604,529	120,078,634	119,743,693	119,180,791

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

As a Percentage of Total Revenues

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
REVENUES:
Brokerage revenues:
Agency commissions	73.2%	75.5%	74.6%	77.2%
Principal transactions	25.6%	20.8%	20.4%	19.4%
Total brokerage revenues	98.8%	96.3%	94.9%	96.6%
Software, analytics and market data	6.5%	2.0%	5.0%	2.0%
Contract revenue	0.0%	0.0%	0.0%	0.0%
Interest income	0.9%	1.1%	0.8%	1.0%
Other income/(loss)	-6.2%	0.6%	-0.8%	0.4%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	70.1%	61.1%	65.6%	62.3%
Communications and market data	6.2%	4.7%	4.7%	4.6%
Travel and promotion	4.5%	5.3%	4.5%	4.3%
Rent and occupancy	2.7%	2.5%	3.3%	2.4%
Depreciation and amortization	4.0%	2.8%	3.1%	2.5%
Professional fees	3.1%	2.2%	2.6%	1.8%
Clearing fees	4.9%	4.1%	4.3%	3.4%
Interest	2.0%	0.6%	1.4%	0.7%
Other expenses	2.5%	2.4%	2.4%	2.3%
Contract costs	0.0%	0.0%	0.0%	0.0%
Total expenses	100.2%	85.7%	91.8%	84.5%

(LOSS)/INCOME BEFORE (BENEFIT FROM)/PROVISION FOR INCOME TAXES	-0.2%	14.3%	8.2%	15.5%

(BENEFIT FROM)/PROVISION FOR INCOME TAXES	-0.3%	4.1%	2.9%	5.8%

NET INCOME	0.1%	10.2%	5.2%	9.8%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Brokerage Revenues by Product Categories:
Credit	$57,439	$72,632	$304,438	$317,724
Financial	28,051	44,540	171,935	184,704
Equity	72,891	70,712	291,184	239,534
Commodity	35,447	50,309	196,422	195,515

Total brokerage revenues	$193,828	$238,193	$963,979	$937,477

Brokerage Revenues by Geographic Region:
Americas	$88,646	$95,976	$385,854	$401,897
Europe, Middle East, and Africa	92,050	118,737	489,517	449,949
Asia-Pacific	13,132	23,480	88,608	85,631

Total brokerage revenues	$193,828	$238,193	$963,979	$937,477

	December 31,	December 31,
	2008	2007

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$342,375	$240,393
Total assets (1)	1,085,911	975,814
Total debt, including current portion	223,823	55,291
Stockholders’ equity	476,963	452,193

Selected Statistical Data:
Brokerage personnel headcount (2)	1,037	1,037
Employees	1,740	1,599
Broker productivity for the period (3)	$184	$226

(1)                                  Total assets include receivables from brokers, dealers and clearing organizations of $149.7 million and $317.8 million at December 31, 2008 and December 31, 2007, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)                                  Brokerage personnel headcount includes brokers, trainees and clerks.

(3)                                  Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

GAAP revenues	$196,236	$247,359	$1,015,503	$970,541
Net charge related to Lehman unsettled trades (a)	—	—	9,586	—
Mark-to-market loss on forward hedges of future foreign currency revenues (a)	14,645	605	14,645	605
Total Revenues	$210,881	$247,964	$1,039,734	$971,146

GAAP expenses	196,588	212,023	932,526	819,803
Non-operating adjustments:
Amortization of intangibles	(1,373)	(675)	(5,282)	(3,332)
Tax on former executive stock option exercise	—	—	—	(840)
Discontinued merger discussion costs	—	—	(1,832)	—
Desk closings and other restructuring	—	—	(14,541)	—
Adjustment related to deferred compensation expense	—	—	(6,408)	—
Duplicate rent	—	(849)	(2,547)	(1,921)
Accelerated depreciation on 100 Wall Street	—	(1,365)	(2,730)	(2,872)
Lease termination on 100 Wall Street	—	—	—	(1,591)
Abandonment of 100 Wall Street	—	—	(7,830)	—
Reduction in compensation related to Lehman	—	—	3,469	—
Write-off investment in unconsolidated affiliate	—	—	(3,071)	—
Total Non-GAAP adjustments (a)	(1,373)	(2,889)	(40,772)	(10,556)
Non-GAAP operating expenses	195,215	209,134	891,754	809,247

GAAP (loss) income before income tax (benefit) provision	(352)	35,336	82,977	150,738
Sum of Non-GAAP items = (a)	16,018	3,494	65,003	11,161
Non-GAAP income before tax provision	15,666	38,830	147,980	161,899

GAAP (benefit from)/ provision for income tax	(544)	10,128	29,871	55,880

Income tax impact on Non-GAAP items (b)	5,545	1,328	23,401	4,297

Non-operating adjustment for the recognition of a tax benefit (c)	—	1,400	—	1,400
Total	5,545	2,728	23,401	5,697

Non-GAAP (benefit from)/provision for income taxes	5,001	12,856	53,272	61,577

GAAP net income	192	25,208	53,106	94,858

Sum of Non- GAAP adjustments [ (a) - (b) - (c) ]	10,473	766	41,602	5,464
Non-GAAP net income	$10,665	$25,974	$94,708	$100,322

GAAP basic net income per share	$—	$0.21	$0.45	$0.81

Basic non-operating income per share	0.09	0.01	0.35	0.05

Non-GAAP basic net income per share	$0.09	$0.22	$0.80	$0.86

GAAP diluted net income per share	$—	$0.21	$0.44	$0.80

Diluted non-operating income per share	0.09	0.01	0.35	0.04

Non-GAAP diluted net income per share	$0.09	$0.22	$0.79	$0.84

Weighted average Non-GAAP shares outstanding - basic	118,425,796	117,656,483	117,966,596	116,595,920

Weighted average Non-GAAP shares outstanding - diluted	119,604,529	120,078,634	119,743,693	119,180,791